Exhibit 99.1

NEWS RELEASE

INNOVEX, INC.	CONTACT:
5540 Pioneer Creek Drive	Tom Paulson, CFO
Maple Plain, MN 55359-9003	Doug Keller, VP - Finance
Phone: 763-479-5300
Facsimile: 763-479-5395
Internet: http://www.innovexinc.com

Innovex Purchases Base Material Manufacturing Capability

          January 6, 2005—Maple Plain, MN—Innovex, Inc. (Nasdaq: INVX) today announced that effective December 31, 2004, 11:59 PM, Innovex purchased the assets used to manufacture adhesiveless, copper clad polyimide from Gould Electronics Inc.  Copper clad polyimide is the base material utilized by Innovex to manufacture flexible circuits.  Concurrent with the purchase, Innovex also obtained a license to manufacture the copper clad polyimide and on July 1, 2005, Innovex will purchase Gould’s Eastlake, Ohio facility where the equipment is currently being used to manufacture copper clad polyimide.  The combined purchase price will be approximately $7 million.

          “This acquisition represents the achievement of a long-term strategic objective to integrate up-stream and manufacture a significant portion of our copper clad polyimide requirements,” stated William P. Murnane, Innovex’s President and Chief Executive Officer.  “We will now be better able to fine tune the performance of our raw material, which will improve process capability and end product performance.  In addition, controlling our raw material supply will reduce lead times and inventory by shortening our supply chain and will lower overall product costs.”

          Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions.  Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices.   Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

          Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.